UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) – February 20, 2007

RF MONOLITHICS, INC.

(Exact name of Registrant as Specified in Charter)

Delaware	0-24414	75-1638027
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4441 Sigma Road

Dallas, Texas 75244

(Address of Principal Executive Offices)(Zip Code)

Registrant’s telephone number, including Area Code—(972) 233-2903

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 140.14D-2(b))

☐	Pre-commencement communications pursuant to Rule 13c-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated With Exit or Disposal Activities.

On February 16, 2007, the Board of Directors, upon the recommendation of management, approved the acceleration of the corporate strategic plan to transition all of the company’s Dallas manufacturing operations to offshore contract manufacturers. The transition included the wafer fabrication and pilot line operations. This will result in the elimination of approximately 90 positions and recognition of approximately $800,000 in severance primarily in the company’s third and fourth quarters and are the only significant cash expenditures currently being estimated. The company expects to incur one-time, non-cash charges of approximately $2.7 million in its second quarter ending February 28, 2007. These non-cash charges relate to the write-down to fair market value of fixed assets and inventory that will no longer be required in the company’s operations. The company estimates it will incur approximately $3.5 million of cost in fiscal year 2007. The company expects to realize cost saving of approximately $5 million during its fiscal year 2008, as a result of the acceleration of its strategic plan. The acceleration will also allow the company to increase its focus on its development of wireless solutions initiatives. The company’s press release, dated February 20, 2007, announcing transition of its Dallas manufacturing to offshore contract manufacturers and related workforce and financial impact, is attached hereto as Exhibit 99 and incorporated by reference herein.

Item 9.01	Exhibits.

(c)	Exhibits.

Exhibit	Description
99	Registrant’s Press Release, dated February 20, 2007 announcing transition of its Dallas manufacturing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RF MONOLITHICS, INC.

By:	/s/ David M. Kirk
David M. Kirk
President and Chief Executive Officer

Date: February 22, 2007

EXHIBIT INDEX

Exhibit	Description
99	Registrant’s Press Release, dated February 20, 2007